Exhibit 99.1

Media RELEASE	31 December 2007

pSivida Receives NASDAQ Notification Related to Minimum Bid Price

Boston, MA and Perth, Australia (December 31, 2007) – pSivida Limited (NASDAQ: PSDV, ASX: PSD, FF: PSI), a global drug delivery company, today announced that on December 27, 2007, the Company received a letter from the NASDAQ Listing Qualifications Department notifying the Company that, for the last 30 consecutive business days, the bid price of the Company’s American Depositary Shares (“ADSs”) has closed below the minimum $1.00 per share required for continued listing on the NASDAQ Global Market under Marketplace Rule 4450(a)(5). Under the rules set forth by the NASDAQ Listing Qualifications Department, issuing this notice is customary practice when a NASDAQ quoted company’s closing bid price has been less than $1.00 per share for 30 consecutive trading days.

The NASDAQ letter does not affect the listing of the Company at this time, and the Company’s shares will continue to trade on the NASDAQ Global Market under the symbol “PSDV.”

In accordance with Marketplace Rule 4450(e)(2), NASDAQ will provide the Company with 180 calendar days, or until June 24, 2008, to regain compliance. If at any time before June 24, 2008 the bid price of the Company’s ADSs closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the Company has achieved compliance with Marketplace Rule 4450(a)(5). If compliance with Marketplace Rule 4450(a)(5) cannot be demonstrated by June 24, 2008, NASDAQ will provide written notice that the Company’s Securities will be delisted from the NASDAQ Global Market. At that time, the Company may appeal NASDAQ’s determination or, if the Company satisfies the requirements of Marketplace Rule 4310(c) other than the minimum bid requirement, the Company may apply to transfer its securities to the NASDAQ Capital Market, in which case, if the Company’s application is approved, the Company will be afforded the remainder of the Capital Market’s second 180 calendar day period to regain compliance while on the NASDAQ Capital Market.

“The Company is committed to regaining compliance, and are pursuing various strategies including the potential of non-dilutive capital,” said pSivida’s Managing Director, Dr Paul Ashton. “The Company believes its current cash position, together with the expected development funding from Pfizer and the remaining US$1.5 million due in April related to the sale of a subsidiary, is sufficient to continue operations until at least September 30th, 2008”.

-ENDS-

Released by:

pSivida Limited Brian Leedman Vice President, Investor Relations pSivida Limited Tel: +61 8 9226 5099 brianl@psivida.com	US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1100 ext. 12 bjedynak@janispr.com	European Public Relations Eva Reuter Accent Marketing Limited Tel: +49 (254) 393 0740 e.reuter@dr-reuter.eu

NOTES TO EDITORS:

pSivida is a global drug delivery company committed to the biomedical sector and the development of drug delivery products. Retisert® is FDA approved for the treatment of uveitis. Vitrasert® is FDA approved for the treatment of AIDS-related CMV Retinitis. Bausch & Lomb owns the trademarks Vitrasert® and Retisert®. pSivida has licensed the technologies underlying both of these products to Bausch & Lomb. The technology underlying Medidur™ for diabetic macular edema is licensed to Alimera Sciences and is in Phase III clinical trials. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. for other ophthalmic applications of the Medidur™ technology.

pSivida owns the rights to develop and commercialize a modified form of silicon (porosified or nano-structured silicon) known as BioSilicon™, which has applications in drug delivery, wound healing, orthopedics, and tissue engineering. The most advanced BioSilicon™ product, BrachySil™ delivers a therapeutic, P32 directly to solid tumors and is presently in Phase II clinical trials for the treatment of pancreatic cancer.

pSivida’s intellectual property portfolio consists of 71 patent families, 99 granted patents, including patents accepted for issuance, and over 300 patent applications. pSivida conducts its operations from facilities near Boston in the United States, Malvern in the United Kingdom and Perth in Australia.

pSivida is listed on NASDAQ (PSDV), the Australian Stock Exchange (PSD) and on the Frankfurt Stock Exchange on the XETRA system (PSI). pSivida is a founding member of the NASDAQ Health Care Index and the Merrill Lynch Nanotechnology Index.

Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the risks that we will not be able to raise additional capital; that we will continue to incur losses and may never become profitable; that we will be required to pay penalties pursuant to registration agreements with securities holders and not have sufficient funds to do so; that we will be unable to develop new products; that we will be unable to protect our own intellectual property or will infringe on others’ intellectual property; that we will not receive regulatory approvals necessary to commercialize products; that we will be unable to secure partners necessary to develop and market products; that our current licensees will terminate their agreements with us; that our competitors’ products will receive regulatory approval before, reach the market before, or otherwise receive better market acceptance than, our product candidates; that our international business operations will result in increased costs or delays; that manufacturing problems will delay product development and commercialization; that third-party reimbursement and health care providers will not cover the costs of our products; that we will fail to retain some or all of our key personnel; we will be subject to product liability suits and not have sufficient insurance to cover damages; that we will fail to effectively manage changes in our business; that we will fail to comply with environmental laws and regulations; that we will fail to achieve and maintain effective internal control over financial reporting; that amortization or impairment of other intangibles will adversely affect our operating results; that our being headquartered outside of the United States will make it difficult to effect legal services against us or our management, lead to adverse shareholder tax consequences, or otherwise limit shareholder rights; that we will be delisted from the ASX or NASDAQ; that our expectation to not pay cash dividends will decrease our stock price; that exercise of outstanding warrants and stock options will dilute ownership and reduce stock price; that future stock issuances could dilute ownership, restrict operations, encumber assets, or otherwise cause a decline in stock price; and the risk that Pfizer will influence our business in non-beneficial ways; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.